FORM 5

(   ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(   ) Form 3 Holdings Reported

( X ) Form 4 Transactions Reported


               U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange
          Act of 1934, Section 17(a) of the Public Utility
        Holding Company Act of 1935 or Section 30(f) of the
                   Investment Company Act of 1940

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1.  Name and Address of Reporting Person

     John Harvey
     c/o ENTRADE INC.
     500 Central Avenue
     Northfield, IL  60093
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2.  Issuer Name and Ticker or Trading Symbol

    ENTRADE INC., ETA
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  Statement for Month/Year

     12/2000
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check all applicable)

(X) DIRECTOR
( ) 10% OWNER
(X) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

     CHAIRMAN
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7.  Individual or Joint/Group Filing (Check applicable line)

(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person
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


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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.  Title of Security (Instr. 3)

     (i)   Common Stock               (iii) Common Stock
     (ii)  Common Stock
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2.  Transaction Date (Month/Day/Year)

     (i)   12/11/00
     (ii)  12/11/00
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3.  Transaction Code (Instr.8)

     (i)   P
     (ii)  P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     (i)   7,000, A, 1.00
     (ii)  1,000, A, 1.16
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5.  Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year
    (Instr. 3 and 4)

     (i)
     (ii)  234,778
     (iii) 253,138, 5,632, 7,452
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

     (i)   D
     (ii)  D
     (iii) I, I, I
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

     (i)
     (ii)
     (iii) Family Trust, Wife, 401(k)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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


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TABLE II

Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)

     (i)   Stock Option          (iv) Warrant
     (ii)  Stock Option          (v)  Warrant
     (iii) Stock Option          (vi) Warrant
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2.  Conversion or Exercise Price of Derivative Security

     (i)   5.25                  (iv) 6.125
     (ii)  4.75                  (v)  6.25
     (iii) 5.125                 (vi) 6.00
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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

     (i)   10/4/86-10/3/96       (iv) 2/29/96-12/29/01
     (ii)  1/06/99-1/06/09       (v)  3/31/96-3/31/01
     (iii) 8/9/00-8/8/10         (vi) 4/30/96-4/30/01
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

     (i)   Common                (iv) Common
     (ii)  Common                (v)  Common
     (iii) Common                (vi) Common
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8.  Price of Derivative Security (Instr. 5)

     (i)   5.25                  (iv) 6.125
     (ii)  4.75                  (v)  6.25
     (iii) 5.125                 (vi) 6.00
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

     (i)                         (iv)
     (ii)  8                     (v)
     (iii)                       (vi) 203,057
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

     (i)   D                     (iv) D
     (ii)  D                     (v)  D
     (iii) D                     (vi) D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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EXPLANATION OF RESPONSES:









/s/ JOHN HARVEY                                  February 15, 2001
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**SIGNATURE OF REPORTING PERSON                          Date


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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).